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                                                                    Exhibit 99.1

                                  RISK FACTORS

     Set forth below are the risk factors included in LearningStar's Registration Statement on Form S-4, as amended. Certain risk factors relating solely to the combination of Earlychildhood and SmarterKids.com have been omitted and certain other risk factors have been revised solely to reflect that the combination of Earlychildhood and SmarterKids.com has been consummated. The risk factors described below are not a comprehensive list of risk factors that apply to our business. Actual results could differ materially from those anticipated in the forward-looking statements contained in the Form 10-Q as a result of certain factors, including those set forth in the following risk factors and elsewhere in LearningStar's Registration Statement on Form S-4 and other reports on file with the Commission.

WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE COMBINATION OF EARLYCHILDHOOD AND SMARTERKIDS.COM, CAUSING OUR REVENUES AND MARKET PRICE TO DECLINE.

     We cannot assure you whether and to what extent the integration and consolidation of Earlychildhood and SmarterKids.com will be successfully implemented or will be able to achieve increased revenues, cost savings or operating synergies. The combination involves the integration of two companies that have previously operated independently. We cannot assure you that the respective operations of SmarterKids.com and Earlychildhood can be integrated without encountering difficulties. The success of the combination will depend, in large part, on the ability of SmarterKids.com, Earlychildhood and LearningStar to implement a strategic plan that will enable LearningStar to realize the anticipated growth opportunities and synergies from combining the business of SmarterKids.com with the business of Earlychildhood. If members of our management team are not able to develop strategies and implement a business plan that achieves these goals and the other objectives described below, the anticipated benefits of the combination may not be realized. In particular, anticipated growth in revenue, earnings before interest, taxes, depreciation and amortization, or "EBITDA," and cash flow may not be realized. Failure to realize these objectives could cause a decline in the market price of shares of our common stock and a continuation of operating losses at the combined company necessitating the implementation of significant employee cutbacks and other cost savings programs as we attempt to achieve long-term profitability. To realize the anticipated benefits of this combination, members of the our management team must develop strategies and implement a business plan that will achieve the following objectives:

  . effectively combine Earlychildhood's children's product catalog and school fund raising programs with SmarterKids.com's e-commerce technology and infrastructure;

  . successfully take advantage of the anticipated opportunities for cross-promoting and cross-selling Earlychildhood's and SmarterKids.com's products and services and for increasing revenues from the sale of products, services and information;

  . effectively and efficiently integrate SmarterKids.com's and Earlychildhood's policies, procedures, operations and employees;

  . successfully retain and attract key employees, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market; and

  . while integrating Earlychildhood's and SmarterKids.com's operations and significant facilities, which are located in California, Florida, Georgia, Massachusetts, Pennsylvania and Texas, maintain adequate focus on the core businesses of the combined company in order to take advantage of competitive opportunities and to respond to competitive challenges.

OUR COMMON STOCK MAY NOT ACHIEVE A VALUATION THAT FULLY REFLECTS THE TRUE VALUE OF THE COMBINED COMPANY.

     Shares of our common stock may not achieve a valuation on the public market that fully reflects the true value of the combined company, including its synergies and benefits. We are a provider of children's educational products and our business model includes both web-based and traditional catalog sales of products and services to the home and school markets. Financial analysts and investors may have difficulty identifying and applying measures of financial performance that reflect the value of the combined company. The market value of shares of
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common stock generally reflects a "multiple" of selected measures of financial performance, such as operating profits or earnings per share. The multiple for shares of our common stock may be based on the financial performance of SmarterKids.com, or it may be based on the financial performance of Earlychildhood, or it may reflect a "blending" of the two. The ultimate basis upon which the market values the combined entity's stock may not be indicative of our true value.

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK NOW THAT THE COMBINATION HAS BEEN COMPLETED, AND THESE SALES COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

  After the expiration of 180 days from April 30, 2001 (or earlier pursuant to a waiver), the lock-up restrictions to which 6,402,583 shares of our common stock are subject will expire, and these shares may thereafter be sold. Sales of these shares could cause the price of our common stock to fall. In connection with the combination agreement, each of the directors and executive officers and certain significant stockholders of SmarterKids.com, as well as each of the members of the Earlychildhood management committee, each Earlychildhood executive officer and all holders of outstanding membership interests in Earlychildhood, entered into lock-up agreements with us. Pursuant to these lock-up agreements, all of the shares of our common stock received by these persons in connection with the combination may not be sold for a period of 180 days from April 30, 2001 without a waiver approved by us. It is conceivable that our board of directors may conclude that such a waiver might be in the best interests of the company and our stockholders as a means to enhance our public float in advance of the 180-day lock-up period and, in such case, some or all of these shares may be registered by us or otherwise permitted to be sold earlier than they would have been absent this waiver. Accordingly, investors considering a purchase of our common stock should not base their investment decision on the presumption that any or all of these shares will remain under lock-up for the full 180 days. A majority of the members of our board of directors or their affiliates are subject to such lock-up restrictions, and the interests of these members in obtaining earlier liquidity for their shares made possible by a waiver from the lock-up restrictions and registration by us may represent a conflict of interest for them. We presently anticipate that any waiver of lock-up restrictions pertaining to, and any registration of, a material number of shares (other than pursuant to the registration statement rights agreement) would be made pro rata for all stockholders subject to the lock-up restrictions and with advance notification to the market at large. Upon expiration of the lock-up agreements (or earlier pursuant to a waiver), these 6,402,583 securities may be sold in the future to the extent permitted under Rule 144, Rule 145 or another exemption under the Securities Act or upon the effectiveness of a resale registration statement with respect to these shares. Pursuant to the registration rights agreements, we have agreed to register under the Securities Act of 1933 up to an aggregate of 5,605,269 shares held by Earlychildhood members and 797,354 shares held by SmarterKids.com stockholders. The supply of our common stock created by sales pursuant to the expiration or waiver of the lock-up agreement and any registration effected by us in connection therewith, pursuant to registration of our common stock in accordance with the terms of the registration rights agreements or pursuant to Rule 144, Rule 145 or another permitted exemption under the Securities Act may cause the price of our common stock to decline.

SMARTERKIDS.COM HAS INCURRED SIGNIFICANT OPERATING LOSSES TO DATE, AND FAILURE TO INCREASE SMARTERKIDS.COM'S REVENUES WHILE REDUCING OPERATING COSTS COULD PREVENT US FROM ACHIEVING PROFITABILITY.

  We need to generate greater revenues and operating profits while significantly reducing costs and operating expenses in order to achieve profitability. Earlychildhood incurred a pro forma net loss of $2.3 million for the twelve months ended December 31, 2000. SmarterKids.com incurred a net loss of $32.8 million for the twelve months ended December 31, 2000 and has not achieved profitability on a quarterly or annual basis. SmarterKids.com's revenues may not continue to grow and SmarterKids.com may never generate sufficient revenues to achieve profitability, which could negatively impact our results of operations. SmarterKids.com has incurred significant losses since its inception and may incur losses in the future. Continuing losses by SmarterKids.com or Earlychildhood could significantly reduce our ability to achieve profitability and result in a decline of our stock price.

ADDITIONAL FINANCING MAY NOT BE AVAILABLE WHEN NEEDED OR MAY ONLY BE AVAILABLE ON TERMS THAT COULD RESULT IN HIGHER DEBT SERVICE COSTS FOR US, WHICH COULD CAUSE A REDUCTION IN OUR RESULTS OF OPERATIONS.

  If we are unable to negotiate borrowing arrangements that will permit us to meet our credit objectives, short-term revenue growth may be reduced and our long-term ability to meet our strategic objectives may be
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impaired. If cash from available sources is insufficient for our capital needs, we may need to raise additional capital. Additional financing, if needed, may not be available on satisfactory terms or at all. In addition, any additional issuance of equity or equity-related securities to raise capital would be dilutive to our existing stockholders. Any debt financing may also result in additional restrictions on our ability to pay dividends, which could cause our stock price to decline and restrictive covenants which could impair our ability to operate our business and fully implement our strategic plan. The businesses of SmarterKids.com and Earlychildhood are capital intensive. The integration and expansion of their businesses will require a significant commitment of resources, including, but not limited to, the expansion or addition of existing leased warehouse space and associated equipment, and additional hardware and software to expand internal networks and external Internet-based operations. Both businesses require significant levels of inventory leading up to their peak business periods, which we fund via a revolving line-of-credit. Our ability to fund our operations, make scheduled debt payments and planned capital expenditures and to remain in compliance with financial covenants under any credit facility will depend on their and our future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

EACH OF SMARTERKIDS.COM'S AND EARLYCHILDHOOD'S BUSINESSES ARE HIGHLY SEASONAL, CAUSING EACH COMPANY TO BE OVERLY DEPENDENT ON A SINGLE QUARTER FOR ANNUAL REVENUES.

  Seasonal shopping patterns affect SmarterKids.com's business. A significant portion of SmarterKids.com's sales occurs in the fourth quarter, coinciding with the holiday shopping season. As such, SmarterKids.com's results of operations for the entire year depend largely on its fourth quarter results. Factors that could cause SmarterKids.com's sales and profitability to suffer include:

  .  the availability of, and customer demand for, particular products;

  . unfavorable economic conditions, which decreases consumer confidence and lowers consumer discretionary spending;

  .  the inability to hire adequate temporary personnel;

  . the inability to purchase or maintain appropriate inventory levels, which levels, if too low, could cause fulfillment delays of high demand product and, if too high, could leave SmarterKids.com with excess inventory of unpopular products; and

  . a late Thanksgiving, which reduces the number of shopping days between Thanksgiving and the holiday season.

  Earlychildhood's business is also subject to seasonality. A significant portion of Earlychildhood's sales occurs in the third quarter, coinciding with the start of the U.S. school year. As a result, Earlychildhood's results of operations for the entire year depend largely on its third quarter results. Factors that could cause Earlychildhood's sales and profitability to suffer include:

  .  the availability of and customer demand for particular products;

  . unfavorable economic conditions, which decreases consumer confidence and lowers consumer discretionary spending; and

  . the inability to purchase or maintain appropriate inventory levels, which levels, if too low, could cause fulfillment delays of high demand product and, if too high, could leave SmarterKids.com with excess inventory of unpopular products.

AFFILIATES OF EARLYCHILDHOOD HAVE SIGNIFICANT INFLUENCE OVER US, WHICH COULD LIMIT OUR OTHER STOCKHOLDERS' ABILITY TO INFLUENCE CORPORATE DECISIONS.
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  Immediately after completion of the combination, two of the former largest holders of membership interests in Earlychildhood owned, in the aggregate, approximately 59.3% of our common stock on a fully-diluted basis. As a result, these stockholders, if they act together, will be able to control all matters requiring approval of a majority of our stockholders, including any merger, sale of assets and other significant corporate transactions. This control could:

  .  delay or prevent a change of control of us;

  . deprive our stockholders of an opportunity to receive a premium for their common stock as a part of a sale of us or our assets; and

  .  negatively affect the market price of our common stock.

OUR OPERATIONS COULD BE DISRUPTED IF SMARTERKIDS.COM'S OR EARLYCHILDHOOD'S INFORMATION SYSTEMS FAIL INDEPENDENTLY OR AS PART OF THE INTEGRATION.

  Our success will be highly dependent upon the successful integration of each of SmarterKids.com's and Earlychildhood's hardware and software systems. Failure to successfully integrate these technologies could result in our operations being slowed or interrupted, reducing the performance of websites, fulfillment operations and customer service.

  Both SmarterKids.com's and Earlychildhood's businesses depend on the efficient and uninterrupted operation of their computer and communications software and hardware systems. Both companies regularly make investments to maintain, enhance and replace their individual systems. Each must assess and, if deemed necessary, appropriately expand the capacity of their information systems to accommodate the anticipated growth of the combined company or its operations could suffer.

  In addition, continued customer access to both SmarterKids.com's and Earlychildhood's websites is important to our success and the perception of our brand. Both websites may experience occasional system interruptions that make their website unavailable or prevent them from efficiently fulfilling orders. These interruptions may reduce the volume of goods sold, the attractiveness of products and services offered and damage Earlychildhood's, SmarterKid.com's and our reputation. Earlychildhood and SmarterKids.com may require additional software and hardware to upgrade the systems and network infrastructure of their websites to accommodate increased traffic and sales volume. Neither SmarterKids.com nor Earlychildhood can accurately project the rate or timing of any increases in traffic or sales volume on their individual websites and, therefore, the integration and timing of these upgrades are uncertain.

  Earlychildhood also depends heavily on software which is utilized in its order-taking, customer service, inventory management, and fulfillment operations. If problems with this software develop, Earlychildhood's operations could be slowed or interrupted, reducing the volume of goods sold and shipped and the attractiveness of products, services and information offered, causing damage to its reputation.

  Neither SmarterKids.com nor Earlychildhood have a formal recovery plan to prevent delays or other complications arising from information systems failure. Neither company's business interruption insurance may adequately compensate them for losses that may occur.

WE ARE SUBJECT TO INTENSE COMPETITION WHICH MAY IMPEDE OR PREVENT US FROM ATTAINING GREATER MARKET SHARE AND COULD IMPAIR THE GROWTH OF OUR REVENUES.

  Intense competition and increased consolidation, which could result in one company's dominance in the marketplace, may result in loss of market share for us and ultimately reduce our revenues. Some of SmarterKids.com's direct competitors are specialty educational and creative toy and game retailers such as Zany Brainy and Learning Express. These retailers are continuing to expand and could impede SmarterKids.com's ability to increase its sales. SmarterKids.com is also subject to competition from mass market retailers and discounters such as Toys "R" Us, WalMart and Target which have greater brand recognition and greater financial, marketing and other resources than LearningStar. SmarterKids.com could be at a disadvantage in responding to these
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competitors' merchandising and pricing strategies, advertising campaigns and other initiatives. Several of these competitors, including Toys "R" Us, have launched successful Internet shopping sites that compete with SmarterKids.com and educational "boutique" areas within their retail sites. In addition, an increase in focus on the specialty retail market or the sale by these competitors of additional products similar to SmarterKids.com's could cause SmarterKids.com to lose market share. SmarterKids.com faces growing competition from Internet-only retailers, such as Amazon.com, which may have a cost advantage over SmarterKids.com and reach a broader market, as well as non-toy specialty retailers, which compete with SmarterKids.com's children's educational product business and could limit SmarterKids.com's ability to expand in these markets.

  SmarterKids.com's sales and profitability could suffer if:

  . new competitors enter markets in which SmarterKids.com is currently operating;

  .  SmarterKids.com's competitors implement aggressive pricing strategies;

  .  SmarterKids.com's competitors expand their operations;

  . SmarterKids.com's suppliers sell their products directly or enter into exclusive arrangements with SmarterKids.com's competitors; or

  . SmarterKids.com's competitors adopt innovative merchandising strategies that are similar to those of SmarterKids.com.

  Earlychildhood's direct competitors are educational supply companies such as School Specialty, Inc., Lakeshore Learning Materials, The Kaplan Companies, ABC School Supply, Inc., Beckley Cardy Co., U.S. Toy Company, Childcraft Education Corp., and J.L. Hammett Co.'s Earlychildhood Division.

  There has been consolidation among these competitors over the last several years; specifically, Beckley Cardy and Childcraft Education have all been purchased by School Specialty, Inc. Some of Earlychildhood's competitors, such as The Kaplan Companies and School Specialty, Inc. have launched successful websites which offer both products and information that compete with Earlychildhood's website.

  Earlychildhood manufactures products domestically and develops products internationally to offer low-cost, higher margin company-developed products. If one of its competitors pursued an aggressive manufacturing program, a competing line of similar company-developed products could cause Earlychildhood to lose market share.

  In addition, capital requirements in the school supply distribution industry are low, and there are few barriers to entry. A number of industry participants (including Discount School Supply and Educational Products, Inc.) have grown consistently, buoyed by strong industry fundamentals. Attracted by this growth, entrants could potentially re-create Earlychildhood's successful operating strategies, which could cause us to lose additional market share.

  Earlychildhood's sales and profitability could suffer if:

  . new competitors enter markets in which Earlychildhood is currently operating;

  .  Earlychildhood's competitors implement aggressive pricing strategies;

  .  Earlychildhood's competitors expand their operations; or

  . Earlychildhood's competitors recreate its operating strategies, specifically the importation and manufacture of company-developed products.

IF OUR SUPPLIERS AND DISTRIBUTORS ALTER PURCHASING TERMS, OUR MARGINS AND PROFITABILITY WILL SUFFER.
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  Many of our suppliers provide us with incentives, such as return privileges, volume purchasing allowances and cooperative advertising. A reduction or discontinuation of these incentives could increase costs and decrease our margins and profitability.

IF A SHIPMENT OF PRODUCTS THAT WE IMPORT IS INTERRUPTED OR DELAYED, OUR INVENTORY LEVELS AND SALES COULD DECLINE.

  We import some of our product offerings from foreign manufacturers. These foreign manufacturers are located in countries such as Japan, China, Taiwan, Germany and South Korea, among others. We are subject to the following risks inherent in relying on foreign manufacturers:

  .  the inability to return products which could result in excess inventory;

  . fluctuations in currency exchange rates which could potentially result in a weaker U.S. dollar in overseas markets, increasing the cost of inventory purchased;

  . transportation delays and trade restrictive actions by foreign governments which could result in delays in shipping products to our customers;

  . the laws and policies of the United States affecting importation of goods, including duties, quotas and taxes and;

  .  trade infringement claims.

  Interruptions or delays in our imports could cause shortages in product inventory and a decline in our sales unless we secure alternative supply arrangements. Even if we could locate alternative sources, these alternative products may be of lesser quality or more expensive. Our sales could also suffer if our suppliers experience similar problems with foreign manufacturers.

WE MAY BE EXPOSED TO PRODUCT LIABILITY LAWSUITS AND OTHER CLAIMS IF WE FAIL TO COMPLY WITH GOVERNMENT AND TOY INDUSTRY SAFETY STANDARDS.

  Children can sustain injuries from toys and other educational products. Each of SmarterKids.com, Earlychildhood and LearningStar may be subject to claims or lawsuits resulting from such injuries. There is a risk that claims or liabilities may exceed all of SmarterKids.com's, Earlychildhood's and LearningStar's insurance coverage. Moreover, each of SmarterKids.com, Earlychildhood and LearningStar may be unable to retain adequate liability insurance in the future. SmarterKids.com, Earlychildhood and LearningStar are also subject to regulation by the Consumer Product Safety Commission and similar state regulatory authorities and our products could be subject to recalls and other actions by such authorities.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD IMPAIR BRAND AND REPUTATION.

  Efforts by SmarterKids.com, Earlychildhood and LearningStar to protect our proprietary rights may be inadequate. Each company regards its intellectual property as important to the marketing strategy of the combined company. To protect our proprietary rights, SmarterKids.com, Earlychildhood and LearningStar generally rely on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties and license agreements with consultants and suppliers. However, a third party could, without authorization, copy or otherwise appropriate information from any of the companies. Furthermore, with respect to Earlychildhood, whose trademark in Earlychildhood.com is a descriptive mark that has not been and likely will not be registered with the United States Patent and Trademark Office, third parties may use marks similar to Earlychildhood's, potentially diminishing Earlychildhood's brand name and reputation. Employees, consultants and others who participate in development activities could breach their confidentiality agreements, and we may not have adequate remedies for any such breach. Our failure or inability to protect our proprietary rights could materially decrease our value, and each company's individual, as well as our combined, brand and reputation could be impaired.

THE COST OF MATERIALS USED TO MANUFACTURE PRODUCTS IS SUBJECT TO VOLATILITY, WHICH COULD REDUCE OUR PROFITABILITY.
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  The unavailability of raw materials or a substantial increase in their prices could reduce our profitability and have a negative impact on our stock price. Currently, Earlychildhood manufactures certain products, including non-toxic tempera paints, finger paints, glues and other water-based art mediums. Earlychildhood may, from time to time, experience difficulty in obtaining adequate raw material requirements at competitive prices, and experience shortages of raw materials used in its manufacturing process.

EARLYCHILDHOOD IS SUBJECT TO REGULATION BY FEDERAL AND STATE ENVIRONMENTAL AUTHORITIES AND MAY BE SUBJECT TO ENVIRONMENTAL CLAIMS RELATING TO ITS MANUFACTURING PROCESSES.

  If Earlychildhood fails to comply with environmental laws and regulations, it may incur material liabilities in the form of administrative, civil, or criminal enforcement by government agencies or other parties, which would reduce our profitability and cause our stock price to decline. Earlychildhood's manufacturing operations are subject to numerous federal, state, and local environmental and occupational health and safety laws and regulations, which include laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, workplace exposure, and other matters.

  Although at this time neither we nor Earlychildhood is required to make any material capital expenditures, in the future, we and/or Earlychildhood may be required to make material capital expenditures to remain in compliance with applicable environmental laws and regulations. In the future, we or Earlychildhood may also be required to make expenditures to maintain environmental control systems, to remedy spills or leaks of toxic materials stored in its facilities, or to dispose of hazardous materials like batteries required in its manufacturing process. Such expenditures could reduce our profitability. In addition, the adoption of new environmental laws and regulations, changes in existing laws and regulations, or their interpretation, stricter enforcement of existing laws and regulations, or governmental or private claims for damage to persons, property, or the environment resulting from our business may force us to expend additional capital and resources on environmental compliance.

PROVISIONS OF OUR CHARTER AND BYLAWS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL OF LEARNINGSTAR.

  Certain provisions of the our restated certificate of incorporation and amended and restated bylaws and Delaware law may have the effect of delaying or preventing a change of control of LearningStar and, therefore, could cause the price of our common stock to decline.

  Our restated certificate of incorporation authorizes our board of directors to issue, without shareholder approval, shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock or limit the price that investors might be willing to pay in the future for shares of our common stock. Our restated certificate of incorporation and amended and restated bylaws also provide that:

  . our board of directors may adopt, amend or repeal the bylaws or any provision of our restated certificate of incorporation, however, the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of our capital stock voting as a single class is required to adopt, amend or repeal the amended and restated bylaws or any provision of our restated certificate of incorporation or;

  .  our stockholders may not take any action by written consent;

  . special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of our board of directors and business transacted at any special meeting shall be limited to matters relating to the purposes set forth in the notice of the special meeting; and

  . our board of directors will be divided into three classes serving staggered three-year terms.
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  In addition, we are subject to certain "anti-takeover" provisions of the
Delaware General Corporation Law which, subject to certain exceptions, restrict certain transactions and business combinations between a corporation and a shareholder owning 15% or more of the corporation's outstanding voting stock (an "interested shareholder") for a period of three years from the date the shareholder becomes an interested shareholder.

THE IMPOSITION OF STATE SALES TAX AND OTHER TAX OBLIGATIONS ON E-COMMERCE COULD CAUSE OUR REVENUES TO DECREASE AND LIMIT SMARTERKIDS.COM'S AND EARLYCHILDHOOD'S GROWTH.

  The broader imposition of sales and use tax collection responsibilities on LearningStar, Earlychildhood or SmarterKids.com would increase the direct cost to customers of our products, as well as increase the administrative and overhead costs associated with the collection and payment of these taxes. Our competitive position could be weakened relative to local competitors who are already subject to these tax collection requirements and non-local competitors who might still be free of these requirements. Neither SmarterKids.com nor Earlychildhood currently collects state sales and use taxes or other similar taxes with respect to its marketing of products to customers in states where it does not have a tax "nexus." It is possible that potential changes in the way that SmarterKids.com and Earlychildhood do business after the combination could result in LearningStar being more broadly subject to sales and use tax collection responsibilities or to state income taxes which could reduce our revenues or profits.

  A number of proposals have been made at the federal, state, local and international levels that would impose taxes on the sale of goods and services through the Internet in circumstances where no tax or tax collection responsibility is presently thought to be imposed. These proposals, if adopted, could substantially impair the growth of e-commerce and our business prospects and growth.

  Any or all of these potential changes and developments, either in the combined companies' methods of operations or the tax rules that govern them, could diminish the combined companies' revenues and future results of operations and weaken its financial condition.

  In addition, there is currently in effect in the United States a three-year moratorium expiring on October 20, 2001 on new state and local taxes on Internet access and "multiple or discriminatory" taxes on e-commerce. Sales or use taxes imposed on those buying or selling products or services over the Internet are not generally affected by this moratorium. The full effect of this moratorium on our business is not clear. To the extent that the moratorium provides a material benefit, its expiration on October 20, 2001 could reduce our revenues and results of operations and weaken our financial condition.